Exhibit 99.g.1.iv

Execution version

December 21, 2020

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, Massachusetts 02210

Attention: Danielle Capobianco, Vice President

Re:  THE UBS FUNDS (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established one new series of shares to be known as UBS ALL CHINA EQUITY FUND (the “Portfolio”).

In accordance with Section 18, the Additional Funds / Portfolios provision, of the Custodian Contract dated as of April 9, 2018, as amended, modified, or supplemented from time to time (the “Agreement”), by and between each UBS management investment company and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

THE UBS FUNDS on behalf of:
UBS ALL CHINA EQUITY FUND

By:	/s/ Joanne Kilkeary
Name:	Joanne Kilkeary
Title:	Treasurer , Duly Authorized

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Secretary , Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Danielle Capobianco
Name:	Danielle Capobianco
Title:	Vice President , Duly Authorized

Effective Date: December 21, 2020